Exhibit 10.28

ENTITLEMENT TRANSFER AGREEMENT

i

TABLE OF CONTENTS

(continued)

ii

ENTITLEMENT TRANSFER AGREEMENT

This ENTITLEMENT TRANSFER AGREEMENT (as amended from time to time in accordance herewith, this “Agreement”) is made as of December 6, 2016 (the “Effective Date”) by and between CPHP Development Co., LLC, a Delaware limited liability company (“CPHP”), and The Shipyard Communities, LLC, a Delaware limited liability company (“TSC”).

RECITALS

A. HPS Development Co., LP, a Delaware limited partnership and a wholly owned, direct and indirect subsidiary of CPHP (“HPS”), is the “master developer” of the redevelopment project in the City commonly known as Phase 1 of the Hunters Point Shipyard (as more particularly described in the HPS1 DDA (as defined below), the “HPS1 Project”) pursuant to that certain Disposition and Development Agreement Hunters Point Shipyard Phase 1 between the Successor Agency to the Redevelopment Agency of the City and County of San Francisco, a public body organized and existing under the laws of the State of California (the “Agency”), and HPS dated as of December 2, 2003 and recorded in the Official Records of the City and County of San Francisco, California (the “Official Records”) on April 5, 2005 as Document No. 2005H932190 at Reel I861, Image 564, as amended by that certain First Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of April 4, 2005 and recorded in the Official Records on April 5, 2005 as Document No. 2005H932191 at Reel I861, Image 565, and as further amended by that certain Second Amendment to Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of October 17, 2006 and recorded in the Official Records on October 26, 2006 as Document No. 2006I275571 at Reel J254, Image 429, and as further amended by that certain Amendment to Attachment 10 (Schedule Of Performance For Infrastructure Development And Open Space “Build Out” Schedule Of Performance) to the Disposition And Development Agreement Hunters Point Shipyard Phase 1 dated as of August 5, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738449 at Reel J254, Image 429, and as further amended by that certain Fourth Amendment to Disposition and Development Agreement (Hunters Point Shipyard Phase 1) dated as of August 29, 2008 and recorded in the Official Records on March 24, 2009 as Document No. 2009-I738450 at Reel J854, Image 186, and as further amended by that certain Fifth Amendment to Disposition and Development Agreement (Hunters Point Shipyard Phase 1) dated as of November 3, 2009 and recorded in the Official Records on November 30, 2009 as Document No. 2009I879123 at Reel K28, Image 60, and as further amended by that certain Sixth Amendment to Disposition and Development Agreement (Hunters Point Shipyard Phase 1) dated as of December 19, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013J601488 (collectively, and as the same may be further amended or supplemented from time to time in accordance herewith and therewith, the “HPS1 DDA”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the HPS1 DDA.

B. CP Development Co., LP, a Delaware limited partnership and a wholly owned direct and indirect subsidiary of TSC (“CPDC”), is the “master developer” of the redevelopment project in the City commonly known as Candlestick Point and Phase 2 of the Hunters Point Shipyard (as more particularly described in the CP/HPS2 DDA (as defined below), the “CP/HPS2 Project”) pursuant to that certain Disposition and Development Agreement

(Candlestick Point and Phase 2 of the Hunters Point Shipyard) between the Agency and CPDC, dated for reference purposes as of June 3, 2010 and recorded in the Official Records on November 18, 2010 as Document No. 2010-J083660-00 at Reel K273, Image 427, as amended by that certain First Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) dated as of December 19, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013J601487 at Reel K831, Image 0490, as amended by that certain Second Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) dated as of December 1, 2014 and recorded in the Official Records on December 5, 2014 as Document No. 2014-J984039-00 (collectively, and as the same may be further amended or supplemented from time to time in accordance herewith and therewith, the “CP/HPS2 DDA”). The CP/HPS2 Project is adjacent to the HPS1 Project.

C. The HPS1 Project is currently planned to include one thousand four hundred twenty-eight (1,428) Residential Units, consisting of two hundred eighteen (218) Agency Affordable Housing Units to be developed by or on behalf of the Agency (the “Planned Agency Units”) and one thousand two hundred ten (1,210) Residential Units (including Market Rate Units and Inclusionary Units) to be developed by Vertical Developers (the “Planned Residential Units”), and nine thousand (9,000) gross square feet of retail space to be developed by Vertical Developers (the “Planned Retail Space”).

D. The HPS1 Project has entitlements for one thousand six hundred (1,600) Residential Units and eighty thousand (80,000) square feet of retail space. The Parties are entering into this Agreement in order to provide for the transfer of all entitlements for all Residential Units in the HPS1 Project that are in excess of the Residential Units developed or to be developed by or on behalf of the Agency or by Vertical Developers (but not less than one hundred seventy two (172) Residential Units) (collectively, the “Excess Units”) and for all retail space in the HPS1 Project that is in excess of the retail space to be developed by or on behalf of the Agency or by Vertical Developers (but not less than seventy thousand (70,0000) gross square feet of retail space) (“Excess Retail Space” and, together with the Excess Units, the “Excess Entitlements”) to the CP/HPS2 Project for development by Vertical Developers under and as defined in the CP/HPS2 DDA (the “Entitlement Transfer”), all as more particularly described herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual undertakings and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

“$” is defined in Section 5.3.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under

Common Control with such specified Person. For purposes of this Agreement, TSC and CPDC, on the one hand, and CPHP and HPS, on the other, shall not be deemed to be an Affiliate of the other, respectively.

“Agency” is defined in the Recitals.

“Agreement” is defined in the preamble to this Agreement.

“Applicable Laws” means all federal, state and local laws, regulations, codes, ordinances, requirements and regulations applicable to the relevant subject matter.

“Approve” means the prior written consent of a Party or other applicable Person to the matter presented, which, in the case of the Parties, shall not be unreasonably withheld, conditioned or delayed unless otherwise expressly set forth in this Agreement. “Approval”, “Approved” and other variations of Approve have correlative meanings.

“Block 6aS, 8aS and 9aS” means the real property that is the subject of the Block 6aS, 8aS and 9aS PSA, as more particularly described therein.

“Block 6aS, 8aS and 9aS Developer” means CP Vertical Development Co. 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of CPHP, or its permitted successor and assign under the Block 6aS, 8aS and 9aS PSA.

“Block 6aS, 8aS and 9aS PSA” means that certain Purchase and Sale Agreement and Joint Escrow Instructions (Candlestick Buildings), dated as of May 2, 2016, by and between Block 6aS, 8aS and 9aS Developer, as buyer, and CPDC, as Seller, as amended on or about the date hereof and as the same may be further amended from time to time.

“Business Day” means a day other than a Saturday, Sunday or holiday recognized by federally insured banks in the State of California.

“BVHP Redevelopment Plan” means that certain Redevelopment Plan for the Bayview Hunters Point Redevelopment Project, approved and adopted by the Board of Supervisors by ordinance number 25-69 on January 20, 1969, as amended by the Board of Supervisors by ordinance numbers 280-70 on August 24, 1970, 475-86 on December 1, 1986, 417-94 on December 12, 1994, 113-06 on June 1, 2006, and 210-10 on August 3, 2010, and as the same may be further amended from time to time.

“City” means, as the context requires, (i) the City and County of San Francisco, a charter city of the State, or (ii) the territorial jurisdiction of the foregoing.

“Claim” means any and all demands, actions, litigation, suits, arbitrations, mediations, investigations by Governmental Entities, disputes, controversies or similar claims, whether or not made by third parties or arising out of events affecting third parties.

“Common Control” means that two or more Persons are Controlled by the same other Person.

“Consolidated Approvals” is defined in Section 2.2.3.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. The possession, directly or indirectly, by another Person of a right to directly or indirectly approve or consent to (or otherwise restrict) certain business or affairs of such Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to such Person. “Controlled” and “Controlling” have correlative meanings.

“CPDC” is defined in the Recitals.

“CPHP” is defined in the preamble to this Agreement and includes its permitted successors and assigns hereunder.

“CP/HPS2 DDA” is defined in the Recitals.

“CP/HPS2 Project” is defined in the Recitals.

“CP/HPS2 Project Amendments” is defined in Section 2.2.3.

“DDA Amendments” is defined in Section 2.2.1.

“dollars” is defined in Section 5.3.

“Effective Date” is defined in the preamble to this Agreement.

“Entitlement Transfer” is defined in the Recitals.

“Entitlement Transfer Amendments” is defined in Section 2.2.1.

“Entitlement Transfer Approval Process” is defined in Section 2.2.1.

“Entitlement Transfer Costs” is defined in Section 2.3.

“Entity” means any corporation, firm, partnership, limited liability company, limited partnership, association, joint venture, or any similar entity.

“Excess Entitlements” is defined in the Recitals.

“Excess Retail Space” is defined in the Recitals.

“Excess Units” is defined in the Recitals.

“Governmental Approvals” means Approvals from all Governmental Entities required in order to effectuate the Entitlement Transfer, including Approvals from all required Governmental Entities of the Entitlement Transfer Amendments (and execution and delivery of same by such Governmental Entities, as applicable), and the expiration of any relevant challenge and appeal periods or statutes of limitation with respect thereto without a challenge or an appeal having been filed (or, if any challenge or appeal has been filed, the entry of a final, non-appealable judgment upholding such Approval, execution and delivery without material change).

“Governmental Entity” means any court, administrative agency or commission, or other governmental or quasi-governmental organization with jurisdiction over the applicable matter, including the City and the Agency.

“HPS” is defined in the Recitals.

“HPS1 DDA” is defined in the Recitals.

“HPS1 Project” is defined in the Recitals.

“Judge” is defined in Section 3.2.2.

“Lennar” means (i) Lennar Corporation, a Delaware corporation, (ii) in the event of the merger of Lennar Corporation with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of Lennar Corporation, such acquiring Entity, or (iv) in the event of a conversion of Lennar Corporation into another form or Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“Official Records” is defined in the Recitals.

“Parties” means TSC and CPHP.

“Party” means TSC or CPHP, as the context requires.

“Person” means any natural person, Entity or Governmental Entity.

“Planned Agency Units” is defined in the Recitals.

“Planned Residential Units” is defined in the Recitals.

“Planned Retail Space” is defined in the Recitals.

“Redevelopment Plan Amendments” is defined in Section 2.2.1.

“Revenue Participation” is defined in Section 2.6.

“Revenue Participation Deed of Trust” is defined in Section 2.6.

“Shipyard Redevelopment Plan” means the Redevelopment Plan for the Hunters Point Shipyard Redevelopment Project, approved and adopted by the Board of Supervisors by ordinance number 285-97 on July 14, 1997 and 211-10 on August 3, 2010, and as the same may be further amended from time to time.

“Transfer” means to convey, transfer, sell or assign. “Transferred”, “Transferring” and other variations of Transfer have correlative meanings.

“TSC” is defined in the preamble to this Agreement or means its permitted successors and assigns hereunder.

ARTICLE 2

Entitlement Transfer

2.1 Entitlement Transfer. CPHP shall cause HPS to use commercially reasonable efforts and TSC shall cause CPDC to use commercially reasonable efforts to cause the Entitlement Transfer to occur (and receive the Governmental Approvals) in accordance with this Agreement.

2.2 Entitlement Transfer Approval Process.

2.2.1 Entitlement Transfer Approval Process. The Parties acknowledge and agree that the Entitlement Transfer will require discretionary Governmental Approvals, including Approvals of amendments to (i) the CP/HPS2 DDA and the HPS1 DDA (collectively, the “DDA Amendments”), (ii) the BVHP Redevelopment Plan and the Shipyard Redevelopment Plan (collectively, the “Redevelopment Plan Amendments”), and (iii) other regulatory or planning documents or agreements related to the HPS1 Project and the CP/HPS2 Project (together with the DDA Amendments and the Redevelopment Plan Amendments, the “Entitlement Transfer Amendments”). The Governmental Approvals are expected to require public hearings before, and Approvals from, the Agency (including the Agency’s Commission and its Oversight Board) and various City bodies, including the City’s Planning Commission and its Board of Supervisors, Approvals from the State of California Department of Finance and review under the California Environmental Quality Act (collectively, the “Entitlement Transfer Approval Process”).

2.2.2 TSC’s Lead Role; CPHP’s Approvals and Support. CPHP agrees that TSC will cause CPDC to take the lead role in all aspects of the Entitlement Transfer Approval Process, including negotiating the Entitlement Transfer Amendments with the Agency (and, to the extent required, with the City and the State of California), establishing the terms thereof, and determining the timing and sequence of the Governmental Approvals; provided, however, such Entitlement Transfer Amendments shall be subject to (i) TSC’s Approval in its sole and absolute discretion and (ii) CPHP’s Approval, which Approval shall be limited to those provisions of the Entitlement Transfer Amendments that could reasonably be expected to have a material adverse effect on the development, ownership or use of the HPS1 Project and/or the development, ownership or use of (a) the “CP Parking Parcel” as such term is defined in that certain CP Parking Parcel Agreement and Joint Escrow Instructions by and between CPDC and CPHP dated as of May 2, 2016, (b) the “Parcels” as such term is defined in that certain Purchase and Sale Agreement and Joint Escrow Instructions (Apartments) by and between CPDC and Block 6aS, 8aS and 9aS Developer dated as of May 2, 2016 or (c) Block 6aS, 8aS and 9aS. Upon request from TSC, CPHP shall provide (or cause HPS to provide) any reasonably requested assistance and support in connection with the Governmental Approvals, including appearances at public hearings, execution of applications and associated documents and agreements and communications with representatives of the Governmental Entities in support of the Governmental Approvals and the Entitlement Transfer Amendments.

2.2.3 CP/HPS2 Project Amendments. CPHP acknowledges that TSC currently anticipates CPDC will seek Approvals from Governmental Entities of amendments to the CP/HPS2 DDA, the BVHP Redevelopment Plan and the Shipyard Redevelopment Plan, and other regulatory or planning documents or agreements related to the CP/HPS2 Project for matters other than the Entitlement Transfer (collectively, the “CP/HPS2 Project Amendments”). CPHP agrees that TSC may, in its sole and absolute discretion, cause CPDC to pursue the CP/HPS2 Project Amendments simultaneously with the Entitlement Transfer Amendments (including by consolidating the associated hearings, documents and Approvals) (the “Consolidated Approvals”).

2.3 Cost Allocation. Except as otherwise provided in this Section 2.3, each Party shall pay fifty percent (50%) of the total aggregate costs, including reasonable attorneys’ fees and costs, incurred by the Parties in connection with the Governmental Approvals (collectively, “Entitlement Transfer Costs”). Each Party shall, from time to time and upon reasonable request from the other Party, provide the other Party with invoices and other reasonably requested documentation evidencing the Entitlement Transfer Costs incurred by such Party (provided, that neither Party shall be required to provide any documentation that would serve to waive any attorney-client privilege, the work product doctrine or any other applicable privilege). In the event either Party overpaid its allocation of the Entitlement Transfer Costs, the Party that underpaid its allocation of the Entitlement Transfer Costs shall reimburse the overpaying Party in the amount necessary to bring each Party’s allocation of Entitlement Transfer Costs equal to fifty percent (50%) of the Entitlement Transfer Costs no later than fifteen (15) Business Days following submittal of invoices or documentation evidencing such overpayment. If CPDC pursues the Consolidated Approvals: (i) CPHP shall not be responsible for the payment of any portion of Entitlement Transfer Costs to the extent related solely to the CP/HPS2 Project Amendments; and (ii) the Parties shall reasonably and equitably allocate the Entitlement Transfer Costs such that the Entitlement Transfer Costs that are related solely to the CP/HPS2 Project Amendments are paid by TSC (or CPDC) and the remaining Entitlement Transfer Costs are paid in accordance with the first sentence of this Section 2.3. For purposes of this Section 2.3, the Entitlement Transfer Costs incurred by CPHP shall include the Entitlement Transfer Costs incurred by HPS and the Entitlement Transfer Costs incurred by TSC shall include the Entitlement Transfer Costs incurred by CPDC. This Section 2.3 shall survive the termination of this Agreement.

2.4 Litigation. If a Claim is made against CPDC, HPS or any Governmental Entity related to the Entitlement Transfer Amendments or the Entitlement Transfer Approval Process, CPHP agrees that, as between CPHP and HPS on the one hand, and TSC and CPDC on the other hand, TSC shall be solely responsible for controlling the defense of the Claim, including retaining counsel for such defense, and that the costs and expenses of the defense of such Claim, including reasonable attorney’s fees and costs, shall be included as Entitlement Transfer Costs subject to allocation as set forth in Section 2.3; provided that, such costs shall be borne solely by

TSC to the extent arising from the willful misconduct of CPDC or TSC, and provided further that, without Approval of CPHP, TSC shall not settle or compromise any Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would affect the future activity or conduct of CPHP or HPS, (ii) a finding or admission that would have an adverse effect on other Claims made or threatened against CPHP or HPS, (iii) any monetary liability of CPHP or HPS that will not be promptly paid or reimbursed by TSC to CPHP, or (iv) any admission of wrongdoing or guilt on the part of CPHP or any of its Affiliates. CPHP shall cooperate with all actions taken by TSC pursuant to this Section 2.4, including by executing reasonable documentation to the extent necessary for TSC to defend any Claims brought against the Entitlement Transfer Amendments and/or the Entitlement Transfer Approval Process. This Section 2.4 shall survive the termination of this Agreement.

2.5 Termination of Entitlement Transfer and Entitlement Transfer Approval Process. If at any time prior to receipt of the Governmental Approvals (x) TSC or CPHP does not Approve the terms or conditions required by any Governmental Entity for the Entitlement Transfer in accordance with Section 2.2.2, including the terms and conditions of any Entitlement Transfer Amendments, or (y) TSC determines in its sole and absolute discretion, based on the information available to it, that the Entitlement Transfer will not result in a net benefit to CPDC equal to not less than the aggregate projected amount of the Revenue Participation considering its projections of, among other things, (a) the Entitlement Transfer Costs, (b) the timing of the Governmental Approvals, (c) the conditions to be imposed by Governmental Entities on the Entitlement Transfer, (d) challenges or appeals to any Approvals from Governmental Entities to effectuate the Entitlement Transfer and the likelihood of the success thereof, and (e) the value of the Excess Entitlements, then, in either case, TSC may elect by written notice thereof to CPHP to terminate this Agreement. Upon any such termination, the Parties shall reasonably cooperate to terminate the Entitlement Transfer and the Entitlement Transfer Approval Process and any restrictions on the actions of CPHP in Sections 2.7 and 5.1.1 shall terminate.

2.6 Reconveyance of Revenue Participation Deed of Trust. Contemporaneously with the Closing (as defined in the Block 6aS, 8aS and 9aS PSA), a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Revenue Participation Deed of Trust”) will be recorded against Block 6aS, 8aS and 9aS in favor of CPDC securing Block 6aS, 8aS and 9aS Developer’s obligation to pay, or cause Block 6aS, 8aS and 9aS Developer to, contemporaneously with the closing of the sale of each DU (as defined in the Block 6aS, 8aS and 9aS PSA) in the Project (as defined in the Block 6aS, 8aS and 9aS PSA) to a member of the homebuying public, pay to CPDC an amount equal to two percent (2%) of the gross purchase price paid for such DU (the “Revenue Participation”). Upon receipt of the Governmental Approvals, Block 6aS, 8aS and 9aS Developer’s obligation to pay the Revenue Participation shall terminate and TSC shall cause CPDC to (i) provide a release or other evidence of such termination in a form Approved by CPHP, (ii) reconvey the Revenue Participation Deed of Trust to Block 6aS, 8aS and 9aS Developer and (iii) repay to Block 6aS, 8aS and 9aS Developer within thirty (30) days of receipt of the Governmental Approvals any Revenue Participation paid pursuant to the Block 6aS, 8aS and 9aS PSA prior to the receipt of the Governmental Approvals.

2.7 Limitations on Development of HPS1 Project.

2.7.1 Agency Affordable Units. CPHP shall (and shall cause HPS to) use commercially reasonable efforts to prohibit the Agency from developing Residential Units in the HPS1 Project in excess of the Planned Agency Units.

2.7.2 Residential Units. CPHP shall not (and shall cause HPS not to) permit Vertical Developers to develop Residential Units in the HPS1 Project in excess of the Planned Residential Units. For the avoidance of doubt, the Planned Residential Units include the Residential Units constructed, under construction and planned to be constructed as of the Effective Date.

2.7.3 Retail Space. CPHP shall not (and shall cause HPS not to) permit Vertical Developers to develop retail space in the HPS1 Project in excess of the Planned Retail Space.

2.8 Term. This Agreement shall terminate upon the occurrence of the Entitlement Transfer (and receipt of the Governmental Approvals), unless sooner terminated in accordance with the terms hereof. Upon the termination of this Agreement, neither Party shall have any further rights or obligations hereunder except for those herein that expressly survive such termination.

ARTICLE 3

Disputes

3.1 Mediation. In the event a dispute between the Parties arises out of any of the terms, provisions, or conditions of this Agreement, the Parties agree to participate in at least four (4) hours of mediation as a condition to filing any judicial reference action with respect to such dispute under Section 3.2. Any such mediation shall be held in San Francisco, California, before a mediator selected by the Parties in accordance with this Section 3.1. The mediation shall be commenced by either Party making a written demand for mediation to the other Party. Within five (5) Business Days after such demand is made, the Parties shall mutually select a mediator. If the Parties are unable to agree on a mediator within such period, either Party may thereafter request that the administrator of JAMS in San Francisco, California select an independent mediator, which selection shall be binding on the Parties. The Parties shall cooperate with JAMS and with one another in scheduling the mediation proceedings as quickly as feasible and, in any event, any such mediation shall occur within thirty (30) days after the date of any written demand for mediation is delivered in accordance with this Section 3.1. The Parties shall equally share the costs of the mediation. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled from the date of the demand for mediation until fifteen (15) days after the date of the last mediation session. The Parties shall take such action, if any, required to effectuate such tolling. Sections 1119 through 1128 of the California Evidence Code shall apply to the mediation. If a Party fails to cooperate to commence and/or participate in a mediation session, then, notwithstanding the foregoing, the other Party shall be free to file a judicial reference action in accordance with Section 3.2 even if no mediation session has taken place. If notwithstanding participation in one or more mediation sessions the dispute is not resolved, then either Party shall be free to file a judicial reference action in accordance with Section 3.2.

BY PLACING THEIR INITIALS HERE, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING MEDIATION PROVISION AND AGREE TO BE BOUND THEREBY.

TSC’S INITIALS	CPHP’S INITIALS

3.2 Judicial Reference. The Parties have agreed on the following mechanisms in order to obtain prompt and expeditious resolution of disputes hereunder:

3.2.1 Reference of Dispute. Except as otherwise provided in this Agreement, any dispute between the Parties arising out of any of the terms, provisions, or conditions of this Agreement, whether seeking damages or equitable relief (such as specific enforcement of any provision of this Agreement, declaratory relief or injunctive relief), shall be heard and determined by a special referee as provided by the California Code of Civil Procedure section 638 et seq. The venue of any proceeding shall be in San Francisco, California. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF CALIFORNIA, LOCATED IN THE COUNTY OF SAN FRANCISCO. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO MAKE ANY OBJECTIONS BASED ON JURISDICTION OR VENUE TO ANY SUIT BROUGHT TO ENFORCE THIS AGREEMENT IN ACCORDANCE WITH THE FOREGOING PROVISIONS. EACH PARTY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY LITIGATION CONCERNING THIS AGREEMENT OR ANY DEFENSE, CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF OR SIMILAR CLAIM OF ANY NATURE.

3.2.2 Procedure for Appointment. The Party seeking to resolve the dispute shall file in the court and serve on the other Party a complaint describing the matters in dispute. Service of the complaint shall be as prescribed by Applicable Law or as otherwise provided in this Agreement. At any time after service of the complaint, any Party may apply to the court to refer the dispute to a special referee. Thereafter, the Parties shall use their best efforts to agree upon the selection of a special referee. If the Parties are unable to agree upon a referee within ten (10) days after a written request to do so by any Party, then any Party may petition the court in which the action is filed or to the judge to whom the matter has been assigned (the “Judge”) to appoint a special referee, which appointment shall be binding on the Parties. For the guidance of the court or Judge making the appointment of the special referee, the Parties agree that the person so appointed shall be a member of the California Bar experienced in the subject matter of the dispute.

3.2.3 Agreement to Appoint Proposed Special Referee. The Parties recognize that there is no action pending at the present time in which the Parties can stipulate to the appointment of a special referee, and there is no statute authorizing such a stipulation in advance of the filing of an action in the superior court. The Parties also recognize that the appointment of a special referee pursuant to the California Code of Civil Procedure section 638 et seq. would be preferable to a general reference to the superior court or the master-in-equity for the county in which the action is filed. In the event that an action is filed to resolve any dispute, upon the application of any Party to refer the dispute to a referee as provided herein, the Parties shall consent to and shall use their best efforts to effect the referral of the dispute to a special referee in accordance with the California Code of Civil Procedure section 638 et seq.

3.2.4 Discovery. Discovery shall be allowed and conducted under the supervision of the special referee pursuant to the provisions of the California Code of Civil Procedure section 638 et seq.

3.2.5 Decision and Jurisdiction of Referee. The special referee shall exercise all power and authority which a superior court judge sitting without a jury would have in a similar matter, including any and all pre-trial issues, motions, and discovery disputes. When the special referee has decided the dispute, the special referee shall enter a final judgment without further order of the court. The judgment entered by the special referee shall be appealable to the Supreme Court of California or the Court of Appeals of California as provided by the California Appellate Court Rules.

3.2.6 Cooperation. The Parties shall diligently cooperate with one another and the person appointed as special referee to resolve the dispute and shall perform such acts as may be necessary or appropriate to obtain a prompt and expeditious resolution of the dispute. If either Party refuses to diligently cooperate, and the other Party, after first giving notice of its intent to rely on the provisions of this subsection, incurs additional expenses or attorneys’ fees solely as a result of such failure to diligently cooperate, the special referee may award such additional expenses and attorneys’ fees to the Party giving such notice, even if such Party is not the prevailing Party in the dispute.

3.2.7 Allocation of Costs. The compensation of the special referee shall be paid by the Parties in such amount as shall be set by the special referee, subject to review by the superior court upon objection by any Party within ten (10) days of receipt of the order. The prevailing Party in the proceeding shall be entitled to recover, in addition to any other fees or costs allowed by this Agreement, its contribution for the reasonable costs of the special referee as an item of recoverable costs. If either Party refuses to pay its share of the costs of the proceeding at the time required, the other Party may do so in which event that Party will be entitled to recover (or offset) the amount advanced, with interest at the maximum rate permitted by Applicable Law, even if that Party is not the prevailing Party. The prevailing Party in such proceeding shall also be entitled to recover its reasonable attorneys’ and experts’ fees and expenses, including expert witness fees. The special referee shall include such costs in the judgment or award.

3.2.8 Governing Law. The internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of the State of California) shall govern this Agreement.

3.2.9 Other Remedies. The provisions of this Article III shall not limit the right of any Party to exercise self-help remedies or to obtain provisional, ancillary or equitable remedies (including temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after, or during the pendency of any judicial reference proceeding. The exercise of such remedy shall not waive the right of any Party to resort to a judicial reference proceeding.

3.2.10 Joinder. The Parties expressly agree that any judicial reference proceeding hereunder may be joined or consolidated with any judicial reference proceeding involving any Person (i) necessary or appropriate to resolve the Claim or (ii) substantially involved in or affected by such Claim.

ARTICLE 4

Representations and Warranties

4.1 Representations and Warranties of TSC. TSC hereby makes the following representations and warranties for the benefit of CPHP as of the Effective Date, and acknowledges that CPHP is relying upon such representations and warranties in entering into this Agreement:

4.1.1 Power and Authority. TSC has all power and authority necessary or appropriate to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

4.1.2 Binding Agreement. This Agreement is binding on TSC and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

4.1.3 Consents. No consents of any other Person are required with respect to TSC’s execution and delivery of this Agreement that have not been obtained.

4.1.4 Representation by Counsel. TSC has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by TSC contained in this Agreement and after such advice from and consultation with such counsel as TSC has determined to be necessary or appropriate and sufficient with respect thereto, TSC, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

4.1.5 Authorization. TSC is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by TSC have been duly taken.

4.1.6 Compliance with Other Instruments. TSC’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which TSC or any of its Affiliates is a party or by which it is bound.

4.2 Representations and Warranties of CPHP. CPHP hereby makes the following representations and warranties for the benefit of TSC as of the Effective Date, and acknowledges that TSC is relying upon such representations and warranties in entering into this Agreement:

4.2.1 Power and Authority. CPHP has all power and authority necessary to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

4.2.2 Binding Agreement. This Agreement is binding on CPHP and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

4.2.3 Consents. No consents of any other Person are required with respect to CPHP’s execution and delivery of this Agreement that have not been obtained.

4.2.4 Representation by Counsel. CPHP has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by CPHP contained in this Agreement and after such advice from and consultation with such counsel as CPHP has determined to be necessary and sufficient with respect thereto, CPHP, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

4.2.5 Authorization. CPHP is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by CPHP have been duly taken.

4.2.6 Compliance with Other Instruments. CPHP’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which CPHP is a party or by which it is bound.

ARTICLE 5

Miscellaneous.

5.1 Transfer and Change of Control.

5.1.1 CPHP. CPHP shall not without TSC’s Approval in its sole and absolute discretion (i) voluntarily or by operation of applicable law Transfer any of its rights, interests and/or obligations under this Agreement, (ii) suffer or permit a change in the beneficial interests in HPS such that HPS is no longer a wholly owned direct and/or indirect subsidiary of CPHP, (iii) suffer or permit HPS to Transfer all or any portion of its interests in the HPS1 DDA or any other right, title or interest in or to the Excess Entitlements, (iv) suffer or permit a change in the beneficial interests in Block 6aS, 8aS and 9aS Developer such that Block 6aS, 8aS and 9aS Developer is no longer a wholly owned direct and/or indirect subsidiary of CPHP, (v) suffer or permit Block 6aS, 8aS and 9aS Developer to Transfer all or any portion of its interests in Block 6aS, 8aS and 9aS, (vi) suffer or permit a change in the Control of CPHP such that any Person other than Lennar Controls CPHP or (vii) suffer or permit Lennar to directly or indirectly own less than twenty five percent (25%) of the beneficial interests in CPHP. Notwithstanding the foregoing, CPHP may Transfer its rights, interests and obligations under this Agreement to an Affiliate of CPHP that is Controlled by Lennar and in which Lennar directly or indirectly owns not less than twenty five percent (25%) of the beneficial interests so long as such Affiliate directly or indirectly owns the beneficial interests in the HPS1 DDA and any other right, title or interest in or to the Excess Entitlements. For the avoidance of doubt, (x) nothing in this Section 5.1.1 shall restrict the direct or indirect Transfer of interests in CPHP that does not result in such a change in Control of CPHP or in Lennar directly or indirectly owning less than twenty five percent (25%) of the beneficial interests in CPHP and (y) a change in Control of CPHP shall not be deemed to occur so long as Lennar remains the manager or managing member of CPHP with typical manager or managing member duties, subject only to major decisions that require the approval of the other owner(s) of CPHP. At all times that Lennar Controls CPHP, at least one employee of Lennar (or its wholly owned direct or indirect subsidiaries) shall remain the sole point of contact and authorized representative on behalf of CPHP to address any and all matters under this Agreement, and under any and all documents executed or entered into in connection with this Agreement. Any permitted Transfer by CPHP must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of CPHP’s Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section 5.1.1, unless otherwise Approved by TSC in its sole and absolute discretion, in no event shall CPHP be relieved of any of its obligations under this Agreement as a result of any Transfer by or change of Control of CPHP. For the avoidance of doubt, a sale of a Residential Unit to a member of the home-buying public shall not be a deemed a Transfer by Block 6aS, 8aS and 9aS Developer. Any attempted Transfer made in violation of this Section 5.1.1 shall be null and void.

5.1.2 TSC. TSC shall not without CPHP’s Approval in its sole and absolute discretion voluntarily or by operation of law Transfer any of its rights, interests and/or obligations under this Agreement; provided, however, that TSC may assign its rights, interests and/or obligations under this Agreement in whole or in part to its Affiliate, to CPDC or to any other Person that is (or whose Affiliate is) Developer under and as defined in the CP/HPS2 DDA without the requirement of any Approval of CPHP. Any permitted Transfer by TSC must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of TSC’s Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section 5.1.2, unless otherwise Approved by CPHP in its sole and absolute discretion, in no event shall TSC be relieved of any of its obligations under this Agreement as a result of any Transfer by or change of Control of TSC. Any attempted Transfer made in violation of this Section 5.1.2 shall be null and void. At all times that Five Point Operating Company, LLC Controls TSC, at least one (1) employee of Five Point Operating Company, LLC (or its wholly owned direct or indirect subsidiaries) shall remain the sole point of contact and authorized representative on behalf of TSC to address any and all matters under this Agreement, and under any and all documents executed or entered into in connection with this Agreement.

5.1.3 Notice. For any Transfer by a Party, or any change in Control of CPHP, in any case permitted hereunder, the applicable Party shall provide notice thereof to the other Party as soon as commercially practicable in advance of such Transfer or change and, in any event, no later than concurrently therewith. Any such notice pursuant to this Section 5.1.3 shall include, with respect to a Transfer, a copy of the assignment and assumption of this Agreement in accordance with the foregoing.

5.2 Relationship of Parties. By virtue of this Agreement, TSC and CPHP shall not be construed to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other Party, except as set forth in this Agreement.

5.3 Interpretation. Wherever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and the neuter and vice-versa, and references to the singular shall be deemed to include the plural and vice versa. Unless otherwise specified, whenever in this Agreement, including its Exhibits, reference is made to any Recital, Article, Section, Exhibit, Schedule or defined term, the reference shall be deemed to refer to the Recital, Article, Section, Exhibit, Schedule or defined term of this Agreement. Any reference in this Agreement to a Recital, an Article or a Section includes all subsections and subparagraphs of that Recital, Article or Section. Section and other headings and the names of defined terms in this Agreement are for the purpose of convenience of reference only and are not intended to, nor shall they, modify or be used to interpret the provisions of this Agreement. Any reference in this Agreement to any plans, budgets, proposals or similar matters means the then most recent version thereof that has been approved in accordance with its terms or the terms of the governing agreement, including where applicable, this Agreement. Except as otherwise explicitly provided herein, the use in this Agreement of the words “including”, “such as” or words of similar import when accompanying any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements or matters. In the event of a conflict between the Recitals and the remaining provisions of this Agreement, the remaining provisions shall prevail. Reference to an agreement (including this Agreement and all other contracts or agreements referenced herein) or any other document means that agreement or document as it may be amended, modified, supplemented or restated (including all extensions) from time to time in accordance with its terms (including on or prior to the Effective Date). Any reference to a law (including Applicable Laws) shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder; and any reference to any particular Code or Regulation section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. References to a Person are also references to its predecessors, successors and permitted assigns. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. The term “dollars” and the symbol “$” each means United States Dollars. Unless the context otherwise specifically provides, the term “or” shall not be exclusive and means “or, and, or both”.

5.4 Resolution of Contractual Uncertainties. Both TSC and CPHP, with the assistance of their respective counsel, have actively negotiated the terms and provisions of this Agreement. Therefore, TSC and CPHP waive the effect of California Civil Code Section 1654 which interprets uncertainties in a contract against the Party who drafted the contract.

5.5 Entire Agreement. This Agreement contains all of the representations and warranties and the entire agreement between the Parties with respect to the subject matter of this Agreement, and any prior correspondence, memoranda, agreements, confidentiality agreements, letters of intent, warranties or representations between the Parties relating to such subject matter are superseded in total by this Agreement. Prior drafts of this Agreement and changes from those drafts to the executed version of this Agreement shall not be introduced as evidence in any litigation or other dispute resolution proceeding by the Parties or any other Person, and no court or other body shall consider such documents in interpreting this Agreement.

5.6 Amendment; Third Party Beneficiaries. This Agreement shall not be amended or modified except in writing signed by CPHP and TSC. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer any rights or remedies upon any Person, other than the Parties and their respective permitted successors and assigns.

5.7 Successors and Assigns. All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the Parties, and any and all of their respective permitted successors and assigns.

5.8 Approvals. All consents and approvals of a Party hereunder shall be effective only if given in writing by such Party. Consents and approvals by any Party to or of any act or request by any other Party shall not be deemed to waive or render unnecessary consents and approvals to or of any similar or subsequent acts or requests for which such Party’s consent or approval is required, except to the extent specifically set forth in such consent or approval.

5.9 Waivers. No Party shall be deemed to have waived any provision of this Agreement unless it does so in writing, and no “course of conduct” shall be considered to be such a waiver, absent such a writing. No waiver by a Party of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by a Party hereunder shall be implied from any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect the default other than as specified in such waiver. Any waiver hereunder may be granted, withheld, delayed or conditioned in the sole and absolute discretion of the applicable Party.

5.10 Severability. In the event that any portion of this Agreement shall be decreed invalid by the judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue unwaived material hardship upon CPHP or TSC or constitute a material unwaived deviation from the general intent and purpose of the Parties as reflected in this Agreement.

5.11 Time. Time is of the essence with respect to each provision of this Agreement in which time is a factor. References to time shall be to the local time in the City of San Francisco on the applicable day. References in this Agreement to days shall be to calendar days, unless otherwise specified, provided that if the last day of any period to give notice, reply to a notice, meet a deadline or to undertake any other action occurs on a day that is not a Business Day, then the last day for giving the notice, replying to the notice, meeting the deadline or undertake the action shall be the next succeeding Business Day, or if such requirement is to give notice before a certain date, then the last day shall be the preceding Business Day. Where a date for performance is referred to as a calendar month without reference to a specific day in such month, or a year without reference to a specific month in such year, then such date shall be deemed to be the last Business Day in such month or year, as applicable.

5.12 Further Acts. CPHP and TSC shall execute such other documents and perform such other acts as may be reasonably necessary or appropriate and/or helpful to carry out the purposes of this Agreement.

5.13 Authority. Each Party represents to the other Party that the individual executing this Agreement on behalf of such Party holds the office and/or position in the applicable Entity reflected on the signature block for such individual, and has full right and power and has been duly and legally authorized to act on behalf of such Entity in executing and entering into this Agreement on behalf of such Party.

5.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when the Parties have duly executed and delivered signature pages of this Agreement to each other. Delivery of this Agreement may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Any signatures (including electronic signatures) delivered by electronic communication shall have the same legal effect as physically delivered original signatures.

5.15 Confidentiality. Each Party expressly acknowledges and agrees that the terms of this Agreement and the materials created by the Parties in connection herewith constitute confidential information, and, in any event, each Party hereby agrees not to disclose such terms and materials to any Person except: (a) to the extent required by applicable disclosure, securities, partnership or other laws or other governmental, court or quasi-governmental disclosure requirements (including requirements of any stock exchange or self-regulating organization), as determined in the reasonable judgment of such Party following consultation with its legal counsel; (b) as such Party reasonably determines is reasonably required in order to perform its obligations under this Agreement, including in order to obtain any consents or approvals to the transactions contemplated hereby; (c) for disclosures that may be necessary to one or more professional advisers, owners, lenders, and/or employees of such Party; (d) for disclosures required in connection with the preparation and filing of any tax return or regulatory filing of such Party; or (e) with the approval of the other Party; except, with respect to clauses (b) or (c), unless such disclosure is expressly prohibited by the Party first disclosing the applicable materials.

5.16 Costs and Expenses. Except as set forth in Section 2.3 or as may be expressly provided otherwise in this Agreement, each Party shall be responsible for its own costs and expenses in connection with the negotiation and performance of this Agreement.

5.17 Estoppel Certificates. A Party, within twenty (20) days after request from the other Party, shall execute and deliver to the requesting Party an estoppel certificate stating:

5.17.1 whether or not this Agreement is unmodified and in full force and effect; if there has been a modification of this Agreement, the certificate shall state that this Agreement is in full force and effect as modified, and shall set forth the modification; if this Agreement is not in full force and effect, the certificate shall so state; and

5.17.2 whether or not the responding Party is aware of any default (or event that, with notice or the passage of time or both, could be a default) by the other Party under this Agreement and, if so, describing the same in detail.

5.18 Notices. Whenever any notice or any other communication is required or permitted to be given under any provision of this Agreement (as, for example, where a Party is permitted or required to “notify” the other Party), such notice or other communication shall be in writing, signed by or on behalf of the Party giving the notice or other communication, and shall be deemed to have been given on the earliest to occur of (a) the date of the actual delivery, (b) if mailed, three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a reputable air or ground courier service, fees prepaid, the date on which such courier represents such notice will be available for delivery, or (d) if by facsimile, on the day of sending such facsimile if sent before 5:00 p.m. California time on a Business Day (and, otherwise, on the next Business Day), in each case to the respective address(es) of the Party to whom such notice is to be given as set forth below, or at such other address of which such Party shall have given notice to the other Party as provided in this Section 5.18. Any such notice or other communication sent by facsimile must also be confirmed within two (2) Business Days by delivering such notice or other communication by one of the other means of delivery set forth in this Section 5.18, unless the receiving Party actually responds to such notice or other communication (provided, that an automated read receipt or similar automated response shall not constitute response for purposes of the foregoing). Legal counsel for any Party may give notice on behalf of such Party. The Parties intend that the requirements of this Section 5.18 cannot be waived or varied by course of conduct. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication is deemed to have been given under the terms of this Section 5.18. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given under this Section 5.18 shall be deemed to constitute receipt of notice or other communication sent.

If to TSC:

CP Development Co., LP

One Sansome Street, Suite 3200

San Francisco, California 94104

Attention: Kofi Bonner

Facsimile: 415.995.1778

with copies to:

Paul Hastings LLP

55 Second Street, 24th Floor

San Francisco, California 94105

Attention: David A. Hamsher

Facsimile: 415.856.7123

and

CP Development Co., LP

25 Enterprise Drive, Suite 300

Aliso Viejo, California 92656

Attention: Legal Notices

If to CPHP:

CPHP Development, LLC

c/o Lennar Corporation

25 Enterprise Drive, Suite 400

Aliso Viejo, California 92656

Attention: Jon Jaffe

Joan Mayer

with copies to:

CPHP Development, LLC

c/o Lennar Corporation

700 NW 107th Avenue

Miami, Florida 33172

Attention: Mark Sustana, General Counsel

and

Bilzin Sumberg Baena Price & Axelrod LLP

1450 Brickell Avenue, Suite 2300

Miami, Florida 33131

Attn: Steven D. Lear, Esq.

Facsimile: 305.351.2232

and

HPSCP Opportunities, L.P.

c/o Castlelake

4600 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: General Counsel

Facsimile:612.851.3001

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

TSC:	THE SHIPYARD COMMUNITIES, LLC, a Delaware limited liability company

	By:	/s/ Kofi Bonner
	Name:	Kofi Bonner
	Title:	President

CPHP:	CPHP DEVELOPMENT, LLC, a Delaware limited liability company,

	By:	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership, its Managing Member

	By:	Lennar Southland I, Inc., a California corporation, its Managing General Partner

	By:	/s/ Jonathan Jaffe
	Name:	Jonathan Jaffe
	Title:	Chief Operating Officer and Vice President